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                                                                  Exhibit (a)(4)

                           OFFER TO PURCHASE FOR CASH

                                       BY

                                NEW AAP LIMITED
                                      FOR

                   ALL OUTSTANDING SHARES OF THE COMMON STOCK
                                       OF

                            AMWAY ASIA PACIFIC LTD.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
         CITY TIME, ON DECEMBER 17, 1999 UNLESS THE OFFER IS EXTENDED.

                                                               November 18, 1999

To:  Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     We have been appointed by New AAP Limited, a Bermuda corporation (the "Company") and an entity controlled, directly or indirectly, by the DeVos and Van Andel families and certain corporations, trusts, foundations and other entities established by or for the benefit of such families (the "Principal Shareholders"), to act as Dealer Managers in connection with its offer (the "Offer") to purchase all the outstanding shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Amway Asia Pacific Ltd., a Bermuda corporation ("AAP"), that are beneficially owned by the shareholders of AAP. The Company has been informed by the Principal Shareholders that they will not tender their shares of Common Stock (the "Non-Tendered Shares") in response to the Offer. The purchase price for each share of Common Stock will be $18.00 in cash (the "Purchase Price"). There will be deducted from the Purchase Price paid to each holder any U.S. backup or other applicable withholding taxes which may be required to be withheld. The Offer is for all Shares of AAP or any lesser number of Shares tendered and not withdrawn. The Offer will expire, unless extended, at 12:00 midnight, New York City time, on December 17, 1999. The Company is making the Offer pursuant to the Tender Offer and Amalgamation Agreement, dated November 15, 1999, among the Company, AAP and Apple Hold Co., L.P., a limited partnership organized under the laws of Bermuda, in accordance with the terms and conditions described in the Offer to Purchase, dated November 18, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal").

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR SUBJECT TO ANY OTHER CONDITIONS.

     THE BOARD OF DIRECTORS OF AAP (WITH MESSRS. RICHARD M. DEVOS, JR., DOUGLAS
L. DEVOS AND STEPHEN A. VAN ANDEL NOT PARTICIPATING) RECOMMENDS THAT THE HOLDERS OF SHARES OF COMMON STOCK OTHER THAN THE NON-TENDERED SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

     EACH HOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  Offer to Purchase, dated November 18, 1999;

          2. Letter to Clients that may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Letter dated November 18, 1999 from Stephen A. Van Andel to holders of the Common Stock;

          4. Letter of Transmittal for your use and for the information of your clients;

          5.  Notice of Guaranteed Delivery; and

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
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     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND
WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 17, 1999, UNLESS THE OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of shares pursuant to the Offer other than fees paid to the Information Agent and the Depositary as described in "The Offer -- Fees and Expenses" in the Offer to Purchase. The Company will, however, upon written request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. However, U.S. backup withholding tax, may, in certain circumstances described in the Offer to Purchase, be required to be withheld from the Purchase Price payable to certain holders or other payees pursuant to the Offer. See "The Offer -- U.S. Federal Income Tax Consequences -- Backup Withholding" in the Offer to Purchase and Instruction 9 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificates evidencing the tendered shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and in "The Offer -- Procedure for Tendering Shares" in the Offer to Purchase. As described in "The Offer -- Procedure for Tendering Shares -- Guaranteed Delivery" in the Offer to Purchase, tenders of shares may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through an Eligible Institution (as defined in the Offer to Purchase). Certificates for shares so tendered (or confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within two New York Stock Exchange trading days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery. See "The Offer -- Procedure for Tendering Shares -- Guaranteed Delivery" in the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications Inc., Morgan Stanley & Co. Incorporated or J.P. Morgan & Co. at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Communications Inc., the Information Agent, telephone: (212) 440-9800 (call collect).

                                         Very truly yours,

                                         Morgan Stanley & Co. Incorporated
                                         J.P. Morgan & Co.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.